Exhibit 99.1
NEWS RELEASE

Date: June 10, 2008	CorVel Corporation
2010 Main Street
Suite 600
Irvine, CA 92614

FOR IMMEDIATE RELEASE	Contact: Heather Burnham
Phone: 949-851-1473
http://www.corvel.com
CorVel Announces Record Earnings
IRVINE, California, June 10, 2008 — CorVel Corporation (NASDAQ: CRVL) reported record earnings per share of $0.44 for the quarter ended March 31, 2008, up from $0.37 in the same quarter of the prior year. For the fiscal year ended March 31, 2008 earnings were $1.67 per share compared to fiscal 2007 earnings of $1.30 per share. Results in the quarter reflected continued strong medical review results.
The Company reported quarterly revenues of $77 million, up from prior year quarterly revenues of $71 million. For the fiscal year ended March 31, 2008, revenues were $302 million, representing a 10% increase from the $275 million in revenues achieved in fiscal 2007. The Company’s introduction of full service workers compensation solutions contributed significantly to the improvement in annual sales and profit results.
CorVel’s launch of full service claims solutions, branded Enterprise Comp®, has reached a phase where national services are available throughout the Company’s nationwide branch office network. In addition, the Company has added claims management for auto and general liability claims. Recent efforts have been focused upon continued claims management additions to the Company’s CareMC web portal. Enterprise Comp’s ability to integrate managed care and claims management services is expected to deliver unique savings results for employers.
Investments in the Company’s systems and software infrastructure have been increased to support the national expansion of Enterprise Comp. During the coming year the Company expects to continue expanding the use of the artificial intelligence tools which have contributed successfully to the Company’s medical review services.
About CorVel
CorVel Corporation (http://www.corvel.com/) is a national provider of leading-edge services and solutions in the field of disability management. CorVel specializes in applying information technology and e-commerce applications to improve healthcare management in the workers’ compensation, group health, auto and disability management insurance markets. The Company provides networks of preferred providers, claims administration, case management, utilization management, and medical bill review to more than 2,000 clients nationwide. Leveraging its commitment to flexibility and personal service, CorVel delivers custom solutions for employers, insurers, third party administrators and government entities.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on the Company’s current expectations, estimates and projections about the Company, management’s beliefs, and certain assumptions made by the Company, and events beyond the Company’s control, all of which are subject to change. Such forward-looking statements include, but are not limited to, statements relating to the Company’s financial statements and business. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause the Company’s actual results to differ materially and adversely from those expressed in any forward-looking statement.
The risks and uncertainties referred to above include, but are not limited to, factors described in this press release and the Company’s filings with the Securities and Exchange Commission, including “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended March 31, 2007. The forward-looking statements in this press release speak only as of the date they are made. The Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

CorVel Corporation
Quarterly Results — Income Statement
Quarters and Fiscal Years Ended March 31, 2007 and 2008

	Quarter Ended	Quarter Ended
	March 31, 2007	March 31, 2008

Revenues	70,910,000	77,368,000
Cost of revenues	53,330,000	56,538,000

Gross profit	17,580,000	20,830,000

General and administrative	8,911,000	10,661,000

Income from operations	8,669,000	10,169,000

Income tax expense	3,381,000	3,965,000

Net income	5,288,000	6,204,000

Earnings Per Share:
Basic	$0.38	$0.45
Diluted	$0.37	$0.44

Weighted Shares
Basic	14,009,000	13,758,000
Diluted	14,305,000	13,958,000

	Fiscal Year Ended	Fiscal Year Ended
	March 31, 2007	March 31, 2008

Revenues	274,581,000	301,894,000
Cost of revenues	208,746,000	223,829,000

Gross profit	65,835,000	78,065,000

General and administrative	35,383,000	39,720,000

Income from operations	30,452,000	38,345,000

Income tax expense	11,876,000	14,961,000

Net income	18,576,000	23,384,000

Earnings Per Share:
Basic	$1.32	$1.69
Diluted	$1.30	$1.67

Weighted Shares
Basic	14,070,000	13,856,000
Diluted	14,268,000	14,036,000

CorVel Corporation
Quarterly Results — Condensed Balance Sheet
March 31, 2007 and March 31, 2008

	March 31, 2007	March 31, 2008

Cash	15,020,000	17,911,000
Accounts receivable, net	41,027,000	39,164,000
Prepaid expenses and taxes	3,090,000	5,242,000
Deferred income taxes	5,150,000	6,753,000
Property, net	24,864,000	30,569,000
Goodwill and other assets	24,617,000	39,708,000

Total	113,768,000	139,347,000

Accounts and taxes payable	13,418,000	20,476,000
Accrued liabilities	15,851,000	16,473,000
Deferred tax liability	5,302,000	6,020,000
Paid in capital	75,557,000	80,222,000
Treasury stock	-154,091,000	-162,302,000
Retained earnings	157,731,000	178,458,000

Total	113,768,000	139,347,000